Exhibit 99.1

E V E R C O R E   G R O U P   L. L. C.

September 4, 2009

The Board of Directors

Frontier Communications Corporation

3 High Ridge Park

Stamford, Connecticut 06905

We hereby consent to the inclusion of our opinion letter, dated May 12, 2009 to the Board of Directors of Frontier Communications Corporation (“Frontier”) as Annex B-1 to, and reference thereto under the captions “Summary – Opinions of Financial Advisors to Frontier”, “The Transactions – Background of the Merger”, “The Transactions – Frontier’s Reasons for the Merger”, and “The Transactions – Opinions of Frontier’s Financial Advisors” in, the proxy statement/prospectus relating to the proposed merger of New Communications Holdings Inc. with and into Frontier, which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Frontier.

By giving such consent, we do not admit and hereby disclaim that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/S/ EVERCORE GROUP L.L.C.

EVERCORE GROUP L.L.C.